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Exhibit 4.1

GLAMIS GOLD LTD.
A M E N D E D
INCENTIVE SHARE PURCHASE OPTION PLAN

Dated for Reference September 30, 1995

(Last Amended November 4, 2006)

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1   In the Plan:

  Board means the board of directors of Goldcorp;

  Change of Control means any of:

    (i)    a sale, transfer or other disposition of all or substantially all of the property or assets of Goldcorp other than to an affiliate, within the meaning of Rule 405 of Regulation C adopted under the Securities Act of 1933 (Federal);

    (ii)    a merger or consolidation of Goldcorp in which Goldcorp is not the surviving entity in control of the merged company;

    (iii)    any change in the holding, direct or indirect of shares in the capital of Goldcorp as a result of which a person, or a group of persons or persons acting jointly or in concert, or persons associated or affiliated with any such person or group within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934 (Federal) are in a position to exercise effective control of Goldcorp, provided that for the purposes of this Agreement a person or group of persons holding shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 30% of the votes attaching to all shares in the capital of Goldcorp which may be cast to elect directors of Goldcorp shall be deemed to be in a position to exercise effective control of Goldcorp, and further provided that at the time of such acquisition, no other person or group of persons shall hold securities entitled to more than 30% of such votes; or

    (iv)    the acquisition of all of the issued Glamis Shares by Goldcorp pursuant to the Plan of Arrangement.

  Director means a director of Goldcorp;

  Effective Date of an Option means the date of the Option Commitment for the Option, whether or not the grant was subject to any Regulatory Approval;

  Effective Time means the Effective Time as defined in the Plan of Arrangement;

  Employee means an employee of Goldcorp or of a Subsidiary of Goldcorp;

  Expiry Date of an Option means the day on which an Option lapses;

  Glamis means Glamis Gold Ltd., a company existing under the Business Corporations Act of British Columbia;

  Glamis Shares means common shares without par value in the capital of Glamis;

  Goldcorp means Goldcorp Inc., a corporation existing under the Business Corporations Act (Ontario);

  Goldcorp Shares means the common shares in the capital of Goldcorp;

  In the Money Amount means in respect of an Option at any time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to the Option exceeds the aggregate Subscription Price under the Option;

  Officer means an individual who is appointed as an officer of Goldcorp by the Board;

  Option means a right to purchase Glamis Shares that was granted under the Plan prior to, and which remains outstanding as of, the Effective Time;

  Option Commitment means the form that was issued giving notice of a grant of an Option under the Plan;

  Optionee means a person who holds an Option;

  Plan means this Incentive Share Purchase Option Plan as amended;

  Plan of Arrangement means the Plan of Arrangement forming part of the amended and restated Arrangement Agreement dated as of August 30, 2006 between Goldcorp and Glamis;

  Regulatory Approval means the approval of the Toronto Stock Exchange and every other stock exchange or securities regulatory agency that may have jurisdiction in the circumstances;

  Retired means, with respect to an Officer or Employee, the retirement of the Officer or Employee from his duties with Goldcorp after reaching the age of sixty years or completing twenty years of employment with Goldcorp and/or its Subsidiaries (including without limitation Glamis), and, with respect to a Director, retirement occurs when a Director is not nominated for re-election as a Director or if nominated is not re-elected as a Director;

  Service Provider means:

    (i)    an Employee, Officer or Director; and

    (ii)    any other person or company engaged to provide ongoing management or consulting services for Goldcorp or a Subsidiary of Goldcorp or any other entity controlled by Goldcorp;

  Subscription Price means with respect to an Option prior to the Effective Time, the amount payable on an exercise of the Option as specified in the Option Commitment for the Option and with respect to the Option after the Effective Time, the amount determined under §3.1;

  Subsidiary means a subsidiary as defined under the Securities Act (Ontario); and

  Totally Disabled, with respect to an Employee or Officer, means that, solely because of disease or injury, the Employee or Officer is deemed by a qualified physician selected by Goldcorp to be unable to work at his occupation with Goldcorp and, with respect to a Director, means that, solely because of disease or injury, the Director is deemed by a qualified physician selected by Goldcorp to be unable to carry out his or her responsibilities on the Board.

  A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

PART 2

THE PLAN

Purpose of Plan

2.1   The purpose of the Plan is to allow Goldcorp to meet its obligations to issue Goldcorp Shares to Optionees upon the exercise of Options as provided for in the Plan of Arrangement.

Eligibility

2.2   The only Options existing hereunder are those which exist as of the Effective Time.

Incorporation of Terms of Plan

2.3   Subject to specific variations contained in any Option Commitment, all terms and conditions set out herein will be incorporated into and form part of each Option.

Maximum Number of Shares to be Allotted

2.4   The maximum aggregate number of Goldcorp Shares that are allotted for issuance under the Plan, is 4,667,627;

Powers of Board

2.5   The Board will be responsible for the general administration of the Plan, the proper execution of its provisions, the interpretation of the Plan and, except as otherwise provided herein, the determination of all questions arising pursuant to the Plan, and without limiting the generality of the foregoing, the Board will have the power to delegate its powers to a committee of the Board.

PART 3

TERMS AND CONDITIONS OF OPTIONS

Goldcorp Shares Subject to Options

3.1   From the Effective Time, each Option will be exercisable to acquire the number (rounded down to the nearest whole number) of Goldcorp Shares determined by multiplying:

  (a)    the number of Glamis Shares subject to the Option immediately before the Effective Time; by

  (b)    1.69

Subscription Price

3.2   From the Effective Time, the Subscription Price per Goldcorp Share to be acquired on the exercise of an Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of:

  (a)    the Subscription Price per Glamis Share under the Option prior to the Effective Time;

  divided by

  (b)    1.69;

  provided that the Subscription Price so determined will be increased to the extent, if any, required to ensure that the In the Money Amount of the Option immediately after the Effective Time equals the In the Money Amount of the Option immediately before the Effective Time.

Expiry Date of Options

3.3   The Expiry Date for each Option hereunder will be that which exists at the Effective Time, subject to adjustment under the terms hereof.

Limitation on Right to Exercise

3.4   Each Option will be exercisable up to its Expiry Date, provided however for those Optionees who continue to be Service Providers after the Effective Time, subject to any agreement to the contrary between the Service Provider and Goldcorp, no Option may be exercised after the time when the Optionee ceases to be a Service Provider, except as follows:

  (a)    if the Optionee ceases to be a Service Provider by reason of the death of the Optionee, the personal representatives of the Optionee may, from time to time no later than the first to occur of the Expiry Date of the Option and one year after the time of death, exercise the Option as to a total number of Goldcorp Shares not exceeding the number of Goldcorp Shares as to which the Optionee was entitled to and had not exercised at the time of death;

  (b)    if the Optionee ceases to be a Service Provider by reason that the Optionee has Retired or become Totally Disabled, the Optionee or, if the Optionee dies after that time the personal representatives of the Optionee, may from time to time no later than the first to occur of the Expiry Date of the Option and one year after ceasing to be a Service Provider, exercise the Option as to a total number of Goldcorp Shares as to which the Optionee would from time to time have been entitled to acquire if the Optionee had remained as a Service Provider;

  (c)    if the Optionee ceases to be a Service Provider by reason that

    (i)    the Optionee is dismissed from office or employment for cause in circumstances under which §3.4(b) does not apply, or

    (ii)    the Optionee voluntarily terminates his employment in circumstances under which §3.4(b) does not apply,

  the Optionee or, if the Optionee dies after ceasing to be a Service Provider, the personal representatives of the Optionee, may from time to time no later than the first to occur of the Expiry Date of the Option and 30 days after that time, exercise the Option as to a total number of Goldcorp Shares not exceeding the number of Goldcorp Shares as to which the Optionee was entitled to and had not exercised at the time of ceasing to be a Service Provider;

  (d)    if the Optionee ceases to be a Service Provider within one year of a Change of Control, whether voluntarily or, subject to §3.4(c)(i), involuntarily, the Optionee or, if the Optionee dies after that time, the personal representatives of the Optionee, may from time to time no later than the first to occur of the Expiry Date of the Option and up to 36 months after ceasing to be a Service Provider, exercise the Option as to a total number of Goldcorp Shares not exceeding the number of Goldcorp Shares as to which the Optionee was entitled to and had not exercised at the time of ceasing to be a Service Provider provided however, that the period during which an Optionee may exercise an Option under this §3.4(d) after ceasing to be a Service Provider will, subject to the limitations on the period described above in this §3.4(d), be either the period specified in an employment contract or, if there is no employment contract, the period described in the Option Commitment for the Option; and

  (e)    if the Optionee ceases to be a Service Provider in circumstances other than as provided in §3.4(a), §3.4(b), §3.4(c) and §3.4(d), the Optionee or, if the Optionee dies after that time, the personal representatives of the Optionee, may from time to time no later than the first to occur of the Expiry Date of the Option and one year after ceasing to be a Service Provider, exercise the Option as to a total number of Goldcorp Shares not exceeding the number of Goldcorp Shares as to which the Optionee was entitled to and had not exercised at the time of ceasing to be a Service Provider.

Non Assignability

3.5   Except as provided in §3.4 an Option may be exercised only by the Optionee to whom it is granted and will not be assignable.

Adjustment

3.6   The number of Goldcorp Shares subject to an Option will be subject to adjustment in the events and in the manner following:

  (a)    if the Goldcorp Shares are subdivided or consolidated after the Effective Time, or Goldcorp pays to holders of Goldcorp Shares of record as of a date after the Effective Time a dividend payable in Goldcorp Shares, the number of Goldcorp Shares which would be acquired on any exercise of the Option thereafter will be adjusted to the number of Goldcorp Shares that the Optionee would hold through the combined effect of such exercise and such subdivision, consolidation or stock dividend as if the subdivision or consolidation had occurred or the record date of such stock dividend had been, immediately after the exercise, and the number of Goldcorp Shares referred to in §2.4 as previously allotted to the Plan will be correspondingly adjusted;

  (b)    if there is any capital reorganization, reclassification or other change or event affecting the Goldcorp Shares to which §3.6(a) does not apply, the Board will determine whether in the circumstances it is just and equitable that there be some alteration in the securities or other consideration to be acquired by Optionees on the exercise of Options then outstanding and will make such amendments to the Plan as the Board considers appropriate in the circumstances to ensure a just and equitable result; and

  (c)    Goldcorp will not be required to issue any fractional share in satisfaction of its obligations hereunder or any payment in lieu thereof.

Disputes

3.7   If any question arises at any time with respect to the Subscription Price or number of Goldcorp Shares deliverable upon exercise of an Option in any of the events set out in §3.6, such question will, subject to receipt of applicable regulatory approval, be conclusively determined by Goldcorp's auditor, or, if the auditor declines to so act, any other firm of chartered accountants in Vancouver, British Columbia that Goldcorp may designate, and such auditor or other firm will have access to all appropriate records and its determination will be binding upon Goldcorp and all Optionees.

Re-pricing of Options

3.8   Options may not be re-priced without shareholder and applicable Regulatory Approval. For the purposes of this §3.8, shareholder approval shall be by a majority vote at an annual or extra-ordinary meeting of shareholders; provided that such Optionees as required by applicable regulatory authorities may not vote on the proposal.

PART 4

PROCEDURE

Option Commitment

4.1   Each Option outstanding as of the Effective Time will be subject to the terms of the Option Commitment for the Option as amended pursuant to the terms hereof.

Manner of Exercise

4.2   An Optionee being entitled to and wishing to exercise an Option may do so only by delivering to Goldcorp at its head office:

  (a)    a written notice addressed to Goldcorp specifying the number of Optioned Shares being exercised; and

  (b)    a certified cheque or bank draft payable to Goldcorp for the aggregate Subscription Price for the Goldcorp Shares being acquired.

Share Certificates

4.3   Upon an exercise of an Option, Goldcorp will direct its transfer agent to issue a share certificate to an Optionee for the appropriate number of Goldcorp Shares not later than five days thereafter.

PART 5

GENERAL PROVISIONS

Governing Law

5.1   The Plan will be construed in accordance with and the rights of Goldcorp and the Optionees will be governed by the laws of British Columbia and the laws of Canada applicable therein.

Notice

5.2   Each notice, demand or communication required or permitted to be given under the Plan will be in writing and will be delivered to the person to whom it is addressed. The date of delivery of such notice, demand or communication will be the date of receipt by the addressee.

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  Exhibit 4.1
GLAMIS GOLD LTD. A M E N D E D INCENTIVE SHARE PURCHASE OPTION PLAN
PART 1 DEFINITIONS AND INTERPRETATION
PART 2 THE PLAN
PART 3 TERMS AND CONDITIONS OF OPTIONS
PART 4 PROCEDURE
PART 5 GENERAL PROVISIONS